Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 14, 2005, with respect to the consolidated financial statements of Commonwealth Bank of Australia and Subsidiaries incorporated by reference in the Registration Statement (Form S-3 No. 333-127026) and the related Prospectus of the Medallion Trust.

 /s/ Ernst & Young
Sydney, Australia
March 10, 2006